Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC TO

BLACKSTONE PRIVATE CREDIT FUND

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid		$0.00	0.0001531	$0.00
Fees Previously Paid	(1)	$2,090,466,236.00	0.0001531	$320,050.38

Total Transaction Valuation:		$2,090,466,236.00
Total Fees Due for Filing:				$320,050.38
Total Fees Previously Paid:				320,050.38
Total Fee Offsets:				0.00
Net Fee Due:				$0.00

__________________________________________
Offering Note(s)

(1)	The transaction valuation is calculated as the aggregate maximum purchase price for common shares of beneficial interest of Blackstone Private Credit Fund (the “Fund”). The fee of $320,050.38 was paid in connection with the filing of the Schedule TO-I by the Fund (File No. 005-91801) on May 2, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Calculated at $153.10 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.